Exhibit 10.7

MAINSTREAM ENERGY CORPORATION

2009 STOCK PLAN

1.	Purposes of the Plan. The purposes of this Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business. Options granted under the Plan are Nonstatutory Stock Options.

2.	Definitions. As used herein, the following definitions shall apply:

a.	“Administrator” means the Board in its role of administering the Plan in accordance with Section 4 hereof.

b.	“Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options are granted under the Plan.

c.	“Board” means the Board of Directors of the Company.

d.	“Cause” shall mean (i) any act of personal dishonesty taken by the Optionee in connection with his responsibilities as a Service Provider which is intended to result in substantial personal enrichment of the Optionee, (ii) Optionee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Optionee which constitutes misconduct and is injurious to the Company, (iv) continued willful violations by the Optionee of the Optionee’s obligations to the Company, or (v) in the case of a Service Provider who is a Consultant, termination for an uncured material breach of the agreement under which the Consultant provides services to the Company (e.g. a services agreement, independent contractor agreement, or consulting agreement).

e.	“Code” means the Internal Revenue Code of 1986, as amended.

f.	“Common Stock” means the Common Stock of the Company.

g.	“Company” means Mainstream Energy Corporation, a Delaware corporation.

h.	“Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting, advisory or other services to such entity; provided that such engagement must be memorialized in a signed agreement between the parties (e.g. a services agreement, independent contractor agreement, or consulting agreement).

i.	“Director” means a member of the Board of Directors of the Company.

j.	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

k.	“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

l.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

m.	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

i.	If the Common Stock is listed on any established stock exchange or a national market system, except for the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

ii.	In the event the Common Stock is listed on the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the average of the bid and the ask price for the closing day as quoted on such exchange for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

iii.	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last ten (10) market trading days prior to the day of determination; or

iv.	iv. In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

n.	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

o.	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

p.	“Option” means a stock option granted pursuant to the Plan.

q.	“Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

r.	“Option Exchange Program” means a program whereby outstanding Options are exchanged for Options with a lower exercise price.

s.	“Optioned Stock” means the Common Stock subject to an Option.

t.	“Optionee” means the holder of an outstanding Option granted under the Plan.

u.	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

v.	“Plan” means this 2009 Stock Plan.

w.	“Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

x.	“Service Provider” means an Employee, Director or Consultant.

y.	“Share” means a share of the Common Stock, as adjusted in accordance with Section 12 below.

z.	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be subject to option and sold under the Plan is 11,489 Shares. The Shares may be authorized but unissued shares now or hereafter held in the treasury of the Company, reacquired Common Stock, or other already-issued Company shares held in reserve by the Company. If an Option expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan upon exercise of an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

4.	Administration of the Plan.

a.	Administrator. The Plan shall be administered by the Board. No member of the Board shall be liable for any action taken or determination made hereunder in good faith. Service on the Board as the Administrator shall constitute service as a director of the Corporation so that the service in such role shall be entitled to indemnification and reimbursement as directors of the Corporation pursuant to its by-laws.

b.	Powers of the Administrator. Subject to the provisions of the Plan and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

i.	to determine the Fair Market Value;

ii.	to select the Service Providers to whom Options may from time to time be granted hereunder;

iii.	to determine the number of Shares to be covered by each such award granted hereunder;

iv.	to approve forms of agreement for use under the Plan;

v.	to determine the terms and conditions of any Option granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

vi.	to determine whether and under what circumstances an Option may be settled in cash under subsection 9(f) instead of Common Stock;

vii.	vii. to initiate an Option Exchange Program;

viii.	viii. to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

ix.	ix. to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

x.	to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by or Disability of any Optionee. Without limiting the generality of the foregoing, the Administrator shall be entitled to determine (i) whether or not any such leaves of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any Optionee who takes such leave of absence.

xi.	Any other activity or action required to administer the Plan.

c.	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be conclusive, final and binding on all Optionees.

d.	Nonuniform Determinations. The Administrator’s determinations under the Plan, including without limitation, determinations as to the persons to receive awards, the terms and provisions of such awards and the agreements evidencing the same, need not be uniform and may be made by it selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

5.	Eligibility.

a.	Nonstatutory Stock Options may be granted to Service Providers.

b.	Each Option shall be designated in the Option Agreement as a Nonstatutory Stock Option. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

c.	The granting of an Option shall impose no obligation upon an Optionee to exercise such Option.

6.	[RESERVED]

7.	Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than seven (7) years from the date of grant thereof.

8.	Option Exercise Price and Consideration.

a.	The per share exercise price for the Shares to be issued upon exercise of an Option shall be equal to the exercise price per share as listed on the Notice of Stock Option Grant.

b.	The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board of Directors. Such consideration may consist of (1) cash, (2) check, (3) promissory note, (4) other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

9.	Exercise of Option.

a.

Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share. An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

b.	Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider for any reason other than Termination for Cause, Disability of the Optionee, or Death of the Optionee, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least ninety (90) days) to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for ninety (90) days following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

c.	Termination for Cause. Except as otherwise required by law, in the event of a termination of Optionee for Cause, all of Optionee’s unexercised Options, whether or not vested, will expire and become unexercisable immediately as of the date of such termination for Cause, and the Shares covered by such Option shall revert to the Plan.

d.	Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for one (1) year following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

e.

Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (of at least six (6) months) to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

f.	Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10.	Transferability of Options. No Option may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent or distribution, and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.

11.	[RESERVED]

12.	Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

a.	Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other occurrence for which the Board determines an adjustment is appropriate. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

b.	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction; in no event less than 30 days’ prior notice. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

13.	Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option is so granted within a reasonable time after the date of such grant.

14.	Amendment and Termination of the Plan.

a.	Shareholder Approval. The Board shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

b.	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.	Conditions Upon Issuance of Shares.

a.	Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

b.	Investment Representations. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.	Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.	Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws. The Plan shall be null and void if such condition is not fulfilled, and in such event each Option granted hereunder shall be null and void.

18.	Information to Optionees and Purchasers. The Company shall provide to each Optionee and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such Optionee or purchaser has one or more Options outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

19.

Governing Law; Arbitration; Venue. All questions pertaining to the validity, construction and administration of the Plan and Stock Options granted hereunder shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. Optionee and Company agree that any and all disputes, grievances, controversies or claims (collectively, the “Claims”) arising out of this Agreement that Company may have against Optionee or Optionee may have against Company and/or its officers, directors, Optionees or agents in their capacity as such or otherwise, whether arising now or in the future, not resolved by mutual agreement shall be submitted to final and binding arbitration before JAMS or its successor (“JAMS”) or an equivalent alternative dispute resolution provider such as AAA (collectively “the Arbitrator”). Either Optionee or Company may commence the arbitration process by filing a written demand for arbitration with the Arbitrator, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and procedures (or the equivalent alternative’s rules and procedures) then in effect. The award of the Arbitrator shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this Section 19. The Arbitrator shall be governed by the terms and conditions contained in the applicable Plan and related agreements consistent with applicable law. Nothing in this agreement to arbitrate shall adversely affect or diminish the rights, power and authority of the Administrator with respect to stock options or rights and the related Plan documents and agreements, including, without limitation, the interpretation, construction or application of the applicable provisions, the creation, amendment or revocation of rules and regulations of the Plan itself, the making of determinations, the taking of other actions or the final, binding and conclusive nature of the foregoing. The Arbitrator may not substitute his/her judgment for any such Administrator determination or action. The arbitration and any court proceedings, if applicable, shall be brought and determined before the Arbitrator and/or a court of competent jurisdiction, as the case may be, located in the County of San Luis Obispo, California. The parties to this Agreement specifically consent to said jurisdiction without contest to personal or subject matter jurisdiction or improper or inconvenient venue.

20.	Restricted Stock. STOCK OBTAINED FROM THE EXERCISE OF OPTIONS SHALL BE RESTRICTED STOCK SUBJECT TO THE RESTRICTIONS AND CONDITIONS PROVIDED IN THE FORM OF PLAN EXERCISE NOTICE PROVIDED HEREWITH TO OPTIONEE.

21.	Termination and Amendment of Plan. The Board, without further action on the part of the shareholders of the Company, to the extent permitted by law, regulation and stock exchange requirements, may from time to time alter, amend or suspend the Plan or any Stock Option granted hereunder or may at any time terminate the Plan. No action taken by the Board under this Section may materially and adversely affect any outstanding Stock Option without the consent of the holder thereof.

22.	Severability. If any provision of this Plan or any associated Option Agreements or Exercise Notices shall be held by an arbitrator or a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Plan, the associated Option Agreements and associated Exercise Notices shall remain in full force and effect.

23.	Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Stock Options will be used for general corporate purposes.

24.	No Alteration of At Will Nature of Relationship. THIS PLAN, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH IN ANY STOCK OPTION AGREEMENT DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE BY COMPANY OF CONTINUED ENGAGEMENT OF OPTIONEE AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.